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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported)   December 19, 1997


                                 CHATCOM, INC.
             (Exact name of registrant as specified in its charter)


                                   CALIFORNIA
                 (State or other jurisdiction of incorporation)

                  0-20462                            95-3746596
         (Commission File Number)       (I.R.S. Employer Identification No.)

        9600 TOPANGA CANYON BOULEVARD                  91311
           CHATSWORTH, CALIFORNIA                   (Zip Code)
   (Address of principal executive offices)

                                 (818) 709-1778
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)


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Item 5.  Other Events.
         ------------

     In its quarterly report on Form 10-QSB filed for the period ended September 30, 1997, ChatCom, Inc. (the "Company") reported that, as of September 30, 1997, the Company had working capital of $2.5 million, of which approximately $2.7 million represented accounts receivable owed to the Company by Macon Holdings
(S) PTE LTD. ("Macon"), a distributor of the Company headquartered in Singapore. In addition, the Company also reported that, at September 30, 1997, $2.2 million of the Macon receivable was delinquent in payment by more than 90 days and that, as a result, the Company had established a reserve for doubtful accounts of $500,000 with respect to these receivables.

     Under a revised payment schedule, Macon was obligated to make a payment to the Company with respect to the accounts receivable in the amount of not less than $400,000 by no later than December 19, 1997 and to make payments of not less than $400,000 each month thereafter. The December 19, 1997 payment has not been received by the Company. Macon has not disputed its obligation to pay for the equipment purchased from the Company and has attributed its inability to make the required payment to the recent currency and economic crises that have affected Singapore and many other countries in the Far East.

     In the September 30, 1997 report on Form 10-QSB, the Company also reported that it had entered into a letter of intent with Macon for the sale of 666,666 shares of the Company's common stock for $1 million and that the holders of the Company's Series E Preferred Stock are obligated to make an additional $600,000 investment, subject to the Company satisfying certain conditions. To date, the foregoing stock sale to Macon has not been consummated and, although the letter of intent has not been formally terminated, the Company has received no indication from Macon that the stock sale will be effected at any time in the near future. In addition, the holders of the Series E Preferred Stock have not been obligated to provide the Company with the additional $600,000 investment since the Company to date has not satisfied the conditions for that investment.

     Primarily as a result of Macon's inability to make the December 19, 1997 $400,000 payment and the Company's inability to complete either of the financings described above, the Company does not have sufficient working capital to meet all of its current obligations as they come due. This has resulted in certain trade vendors taking action to collect past due accounts and other vendors shipping to the Company on a COD basis.

     In response to its current liquidity problem, the Company has taken the following steps:

          (a) In order to reduce its operating expenses, the Company recently reduced its workforce from 61 employees to 51 employees, is currently implementing additional cost cutting measures, and is contemplating additional significant reductions in its workforce.

          (b) The Company is currently attempting to obtain additional financing from both existing shareholders and from unaffiliated lenders, and has reached an agreement in principle with one of its shareholders for that shareholder to provide $500,000 of additional debt financing by December 31, 1997. However, no assurance can be given that the Company will be able to obtain any such additional financings on a timely basis, in adequate amounts to support the Company's current and future operations, or at all. Any such financing, if obtained, is likely to require dilution to the Company's existing shareholders.

          (c) Macon has returned approximately $500,000 of equipment to the Company, and the Company is arranging to have an additional approximately $1,950,000 of its equipment held by


                                      2.
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Macon returned in the near future.  The Company is attempting to resell the returned equipment and believes that the returned equipment can be resold. However, the return of the equipment and its resale are not expected to occur in time to alleviate the Company's liquidity shortage. The return of equipment previously purchased by Macon will result in a material reduction to the Company's revenues and accounts receivable and an increase in its inventories, and the Company currently is reviewing the appropriate accounting treatment for these transactions.

          (d) The Company is attempting to restructure a significant portion of its outstanding trade debt on a voluntary basis with certain of its creditors. However, there can be no assurance that the Company will be able to restructure this debt, and any restructuring is likely to involve the issuance of equity of the Company that could result in dilution to the Company's existing shareholders.


                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CHATCOM, INC.



Date:  December 24, 1997            By /s/ RICHARD GORDON
                                      --------------------------------
                                      Richard Gordon
                                      Chairman of the Board


                                      3.